Exhibit 99.1

Bulldog Technologies Inc.– Entry into Convertible Note Offering

RICHMOND, British Columbia, August 30, 2005 - Bulldog Technologies Inc. (the “Company”) (OTC BB:BLLD.OB) today announced that it has entered into private placement agreements with institutional investors to issue $2.1 million of 6% Convertible Notes, convertible into 1,981,132 shares of Common Stock. The investors are also to be issued warrants exercisable for five years from the closing date to purchase up to 792,453 shares of common stock at an exercise price of $1.25 per share. The Company anticipates that the closing of the convertible note offering will occur within several days following the date of this press release. The proceeds of the private placement will be used for general corporate purposes. Oppenheimer & Co. Inc. was the placement agent for the transaction. Due to conditions precedent to closing, and the risk that the conditions precedent will not be satisfied, there is no assurance that the Company will complete the convertible note offering.

The securities offered in the private placement were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. Pursuant to a registration rights agreement with the investors, the Company will file a registration statement with the United States Securities and Exchange Commission covering the resale of the shares of common stock issuable pursuant to the note shares and the warrants, subject to certain terms and conditions.

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the closing of the Company’s convertible note financing and the belief that the closing will occur within several days following the date of this press release.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the possibility that the Company is unable to close the convertible note offering because of a failure of a closing condition or otherwise and the possibility that the closing of the convertible note offering will take longer than several days following the date of this press release. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company’s periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Bulldog Technologies Inc.
Press Contact
Jan Roscovich
(604) 271-8656
Email: jroscovich@bulldog-tech.com

--------------------------------------------------------------------------------

Source: Bulldog Technologies Inc.